Exhibit 21.1

Subsidiaries of Commerce Union Bancshares, Inc.:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Registrant

Commerce Union Bank, organized under the laws of the State of Tennessee	100%

Subsidiary of Commerce Union Bank:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Commerce Union Bank

Commerce Union Mortgage Services, Inc. organized under the laws of the State of Tennessee (inactive)	100%